Exhibit 11.1

PCL family of companies

Code of Conduct

Like stones thrown into a pool of water, the choices we make create ripples that impact others

Table of Contents

1	Our Core Values . P. 1
2	Our Commitment. P. 2
3	Obey the Law . P. 2
4	Act Ethically . P. 3
5	Promote a Positive and Ethical Work

Environment . P. 4

6	Avoid Conflicts of Interest . P. 5
7	Recordkeeping . P. 5
8	Public Disclosures . P. 6

9 Adhere to all Competition and

Antitrust Laws. P. 6

10	Political Contributions and

Activities. P. 7

11	Bidding, Negotiating and Performing

Contracts. P. 7

12	Gifts, Gratuities and Business

Courtesies . P. 9

13	Doing Business with

U. S. Governments . P. 10

14	Employment of Government

Personnel . P. 10

15	Consultants, Agents and

Representatives. P. 11

16	Protect Proprietary and

Confidential Information . P. 11

17	Use of Assets . P. 12
18	Use of Electronic

Communications . P. 12

19	Report Unethical Conduct . P. 13
20	Cooperate in Ethics

Investigations. P. 15

The PCL family of companies is composed of a number of independent companies which operate in various construction markets, or geographic areas.

Ethics is an integral part of the culture of the PCL family of companies. It is also good business.

One of the key factors to our success over the past century has been our reputation for integrity and fair dealings. Our reputation continues to be one of our most valuable assets as we move forward in our next century of business.

The requirement that the personnel of all PCL companies must act in accordance with both legal requirements and ethical principles is reflected in our organization’s Vision, Values and Guiding Principles, and in a number of our policies. This Code of Conduct brings together those policies, provides additional guidance on legal and ethical conduct, and implements systems to better ensure compliance.

The stylized ripple that you see throughout this code is a symbol of our commitment to legal and ethical conduct. Like a stone thrown in a pool of water, we acknowledge that every one of our actions has a ripple effect that spreads outward, impacting many others along the way.

This code and its associated policies are intended to help ensure that the actions of all of us reflect well on ourselves, our colleagues and the PCL family of companies.

Paul Douglas President and CEO

Our 1 Core Values

WE LIVE UP TO THE HIGHEST STANDARDS OF FAIRNESS AND ETHICAL BEHAVIOUR

Honesty

• We are open, candid and truthful.

Integrity

• Our word is our bond. We do what we say.

• We live up to the highest standards of fairness and ethical behaviour.

Respect

• We work hard to earn our business partners’ trust and respect on every project we undertake.

• We are all responsible for building and protecting our reputation as the contractor of choice.

Dynamic Culture

• We constantly seek new opportunities to learn, to improve, to teach and to add value.

Passion

• We love what we do.

• We take the lead, and we lead by example.

Read more about Vision, Values & Guiding Principles Read more about Poole’s Rules

Code of Conduct

family of companies

1

Our 2 Commitment

IN SUPPORT OF OUR CORE VALUES, WE COMMIT TO ABIDE BY THIS CODE OF CONDUCT

In support of our core values, each employee, officer and director of a PCL company, and each agent, consultant and contract worker engaged by a PCL company commits to abide by this Code of Conduct. Each of those persons also commits to abide by all the policies referenced in this code that are relevant to that person. Violations will be the cause for corrective action, which may result in disciplinary action up to and including termination of employment or services contract.

Obey the Law

We will conduct our business in accordance with all applicable laws and regulations.

3

Code of Conduct

family of companies

Act Ethically 4

STOP, THINK AND ASK YOURSELF – AM I ACTING ETHICALLY?

We will conduct our business in accordance with the highest standards of ethics. Most ethical problems can be avoided by exercising common sense. The following statements are warning signs that you are on ethical thin ice:

• “Well, maybe just this once. . .”

• “No one will ever know.”

• “It doesn’t matter how it gets done as long as it gets done.”

• “It sounds too good to be true.”

• “Everyone does it.”

• “Shred that document.”

• “We can hide it.”

• “No one will get hurt.”

• “What’s in it for me?”

• “This will destroy the competition.”

• “We didn’t have this conversation.”

• “This is a ‘non meeting’.”

You can probably think of many more phrases that raise warning flags. If you find yourself using any of these expressions, stop, think and ask yourself, “Am I acting ethically?”

When confronted with a situation which raises a concern, ask yourself:

• Are my actions legal?

• Am I being fair and honest?

• Will my actions stand the test of time?

• How will I feel about myself afterwards?

• Would I think that others were acting unethically if they acted this way?

• How would it look in the newspaper?

• Will I sleep soundly tonight?

• What would I tell my child to do?

• How would I feel if my family, friends and neighbours knew what I was doing?

IF YOU ARE STILL NOT SURE WHAT TO DO, ASK.

Code of Conduct

family of companies

Promote a Positive and 5 Ethical Work Environment

We will provide a positive and ethical work environment that supports doing what is right, respecting others, and performing with high standards. We must be careful in our words and our conduct to avoid placing, or seeming to place, pressure on others that could cause them to deviate from acceptable ethical behaviour. While all of us must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a positive and ethical work environment. We will provide a workplace where everyone feels respected, satisfied, and appreciated. We will respect diversity. We will comply with all applicable anti-discrimination laws, wherever we do business, and with the requirements of our harassment and discrimination policies.

Read more about Harassment and Discrimination Policy Read more about Saskatchewan Harassment Policy Read more about United States Equal Employment Opportunity and Affirmative Action Policy

We will provide a safe and healthy work environment and observe environmentally sound business practices. We will comply with the requirements of all applicable laws and all of our policies respecting safety and the environment.

Read more about Corporate Health, Safety & Environment Policy Statement Read more about Environmental Policy

OUR WORK ENVIRONMENT SUPPORTS DOING WHAT IS RIGHT

Code of Conduct

family of companies

Avoid Conflicts of Interest 6

Directors, officers, employees, agents, consultants and contract workers of a company have a duty to advance the legitimate interests of that company. A conflict of interest occurs whenever that person’s private interests are not aligned with – or appear not to be aligned with – the interests of that company. You must comply with the Conflicts of Interest Policy.

Read more about Conflicts of Interest Policy

PRIVATE INTERESTS MUST NOT CONFLICT WITH – OR APPEAR TO CONFLICT WITH – INTERESTS OF YOUR COMPANY

In addition, you must avoid any relationship, influence, or activity that might impair, or even appear to impair, your ability to make objective and fair decisions when performing your job. You must not use company property or information for personal gain, or take for yourself personally any opportunity that is discovered through your position with a PCL company. If you enter into a contract with a PCL company, the terms of that contract must be on an arm’s length basis and must be approved by your Approving Officer as defined in the Business Courtesy Policy.

Read more about Business Courtesy Policy

Recordkeeping

7

Transactions between a PCL company and its clients, subcontractors and suppliers must be promptly and accurately recorded in accordance with generally accepted accounting practices and principles.

You must not misrepresent facts in company records or falsify company records. Costs incurred on one project must not be charged to another project, unless expressly permitted by contract and applicable law.

Code of Conduct

family of companies

MAKE FULL, FAIR, ACCURATE,TIMELY AND UNDERSTANDABLE PUBLIC DISCLOSURES

Public 8 Disclosures

We are committed to full, fair, accurate, timely and understandable disclosure in all public communications, including all periodic reports and documents filed with government entities. Those disclosure obligations apply to all persons who have any responsibility for preparing, drafting, reviewing, signing or certifying the information contained in such reports. This requires operating in an environment of open communication, while not compromising proprietary and confidentiality concerns.

Adhere to All 9 Competition and Antitrust Laws

BE AWARE OF COMPETITION AND ANTITRUST LAWS

Canadian competition laws and U.S. antitrust laws are designed to protect the free enterprise system and to promote open and fair competition. Competition and antitrust laws are vigorously enforced. Violations may result in severe penalties and significant fines against the company. There may also be sanctions against individuals, including substantial fines and prison sentences.

In your dealings with competitors, including competitive bidding, teaming agreements or joint ventures, you must be familiar with the applicable competition and antitrust laws that apply to those activities and you must comply with PCL’s competition and antitrust policies.

Read more about Canadian Competition Law Compliance Policy Read more about U.S. Antitrust Policy

Code of Conduct

family of companies

Political 10 Contributions and Activities

We encourage you to become involved in civic affairs and to participate in the political process. However, any involvement and participation must be on an individual basis, on your own time, and at your own expense.

In the United States, federal law prohibits corporations from donating corporate funds, goods, or services, directly or indirectly, to candidates for federal offices. This includes employees’ work time. Local and state laws also govern political contributions and activities as they apply to their respective jurisdictions.

In Canada, corporations are prohibited from making political contributions to federal parties and candidates for federal office.

Read more about Donations Policy

Bidding, Negotiating and Performing 11 Contracts

We will compete fairly and ethically for all business opportunities. In circumstances where there is reason to believe that the release or the receipt of non-public information is unauthorized (such as when doing business with the U.S. government) we will not attempt to obtain and will not accept such information from any source.

Read more about Doing Business with U.S. Governments Policy

If you are involved in proposals, bid preparations, or contract negotiations, you must be certain that all statements, communications, and representations to prospective clients are accurate and truthful. We deliver what we contract to do. We pride ourselves in always delivering a quality work product, consistent with all of our contractual obligations. Our commitment to deliver is never compromised by cutting corners.

Code of Conduct

family of companies

We deliver what we contract to do.

Gifts, Gratuities and 1 Business Courtesies

a. General guidance

Favourable treatment must not be sought, received, or given in exchange for furnishing or receiving gratuities. We must also avoid any acts that might give the appearance that such favourable treatment was sought, received or given. We will not tolerate any violation of applicable law or of our policies related to gifts, gratuities and business courtesies.

b. PCL’s Business Courtesy Policy

Specific guidance on offering, giving or receiving gifts, gratuities and business courtesies is set out in the Business Courtesy Policy. You must be familiar with and comply with that policy.

Read more about Business Courtesy Policy

WE WILL NOT TOLERATE ANY VIOLATION OF APPLICABLE LAW OR OF OUR POLICIES RELATING TO GIFTS, GRATUITIES AND BUSINESS COURTESIES

c. Gifts, gratuities and business courtesies to government employees and elected officials

Canadian and U.S. federal, provincial, territorial, state and local government departments and agencies and their employees, and elected officials are governed by a number of complex laws and regulations concerning acceptance of food, entertainment, gifts, gratuities, and other things of value from firms and persons with whom those government departments, agencies, employees and officials do business, or over whom they have regulatory authority. Our Business Courtesy Policy provides specific guidance concerning both Canadian and U.S. requirements.

Read more about Business Courtesies to Government Personnel – U.S.

Read more about Business Courtesies to Government Personnel – Canada

d. Gratuities to foreign government personnel and public officials

The United States’ Foreign Corrupt Practices Act, Canada’s Corruption of Foreign Public Officials Act and similar laws of other countries may restrict the company from giving meals, gifts, gratuities, entertainment, or other things of value to personnel of foreign governments and foreign public officials. Our Business Courtesy Policy provides specific guidance in this area.

Read more about Business Courtesies to Foreign Officials Read more about Business Courtesies to Government Personnel – Other Countries

SPECIAL RULES APPLY WHEN DEALING WITH GOVERNMENT OFFICIALS AND EMPLOYEES

Code of Conduct

family of companies

Special rules apply when contracting with the U.S. Government

Doing Business with U. S. 13 Governments

We enter into contracts to provide construction services to a number of federal, state and municipal agencies in the U.S. (USG agencies). Since those contracts are funded with U.S. tax dollars, there are numerous U.S. laws and regulations which apply to the award and administration of those contracts. Those laws and regulations are sometimes complex. When dealing with USG agencies, you must be aware of and comply with all applicable laws and regulations. Our Doing Business with U.S. Governments Policy provides specific guidance in this area.

Read more about Doing Business with U.S. Governments Policy

Employment of 14 Government Personnel

Extensive conflict of interest laws and regulations govern employing or contracting with former government personnel. These rules extend to contact or negotiations with current government employees to discuss their potential employment or their engagement as consultants or subcontractors. These rules must be fully and carefully observed.

You must not communicate with current or former government personnel in respect of employment or other contractual arrangements without the prior consent of the director, Human Resources

– PCL Construction Enterprises, Inc. in Denver, or the director, Human Resource Services – PCL Constructors Inc. in Edmonton.

Read more about Doing Business with U.S. Governments Policy – Working with Current and Former USG Employees

Code of Conduct

family of companies

Consultants, Agents and Representatives

15

Business integrity is a key standard for the selection and retention of those who represent us. Agents, representatives, or consultants must certify their commitment to comply with our policies and procedures, including this Code of Conduct.

You must not retain any consultant, agent or representative to circumvent our values and principles or to undertake acts that you would be prohibited from undertaking.

Protect Proprietary and 16 Confidential Information

You may have access from time to time to various types of proprietary or confidential information belonging to a PCL company. You must keep that information protected and secured. You must not disclose that information to anyone without proper authorization or use that information for anything other than its intended purpose.

In the course of normal business activities, clients, subcontractors and suppliers may sometimes divulge to you information that is proprietary or confidential to their business. You must not disclose or use that information other than as agreed by those clients, subcontractors or suppliers.

You must comply with our Information Technology Services Policy.

Read more about Information Technology Services Policy

Special rules apply with respect to the asking for and receiving of information in the course of doing business with the U.S. government or its agencies. Those rules are explained in our Doing Business with the U.S. Government policy.

Read more about Doing Business with U.S. Governments Policy

RESPECT PROPRIETARY RIGHTS AND MEET OBLIGATIONS OF CONFIDENTIALITY

Code of Conduct

family of companies

Your personal use of company assets must always be approved by your district manager.

Use of 17 Assets

You are responsible for proper use of property,

information resources, materials, facilities and

equipment belonging to us and to our subcontractors,

suppliers and clients. You

must use and maintain

these assets with care and

respect, guarding against waste and abuse.

Your personal use of assets belonging to a PCL

company must always be approved by your

district manager.

BE RESPONSIBLE

FOR ASSETS

Use of 18 Electronic Communications

The use of email and other electronic communications

is growing daily. If used improperly, such

communications may expose us to significant risks

and liability. Accordingly,

electronic communications

of any type, in addition

to other oral or written communications, must be

conducted in accordance with this Code of Conduct

and with our Information Technology Services Policy.

Read more about Information Technology Services Policy

USE EMAIL

RESPONSIBLY

Code of Conduct

family of companies

Report

Unethical Conduct 19

a. Guiding principles

Our statement of guiding principles

says that we are accountable to

one another and everyone has the

responsibility, the freedom and the

power to act. In order to protect our

organization from unethical or illegal

activity, it is your duty and obligation at all times to

be watchful of the practices that you see occurring

around you, to take reasonable steps to prevent or

detect improper conduct, and to report any suspicion

of fraudulent, abusive, unethical or illegal activity.

The objective of this policy is to provide an avenue

for you to raise concerns and to assure you that you

will be protected from reprisals or victimization for

reporting, in good faith, suspected fraudulent or

other unethical or illegal acts.

BE ALERT FOR

UNETHICAL

CONDUCT AND

REPORT IT

b. what should you report?

You must report any breach of this Code of Conduct, including any activities by a director, officer, employee, agent, consultant or contract worker, or any department or combination of those persons that may constitute:

• accounting irregularities;

• conflict of interest or other unethical business conduct;

• theft or fraud;

• violation of laws, rules or regulations;

• violation of professional standards or internal policies;

• a risk to health and safety; • a risk to the environment; • harassment or discrimination; • workplace violence; or,

• any other matter of concern that you believe is a breach of this Code of Conduct or any policies referred to in this code.

Code of Conduct

family of companies

c. who should you contact?

You should take your concerns to your immediate supervisor, or any other management personnel you feel comfortable talking to. Should you not feel comfortable taking the issue to someone at your operations level, you may contact the director, Human Resources – PCL Construction Enterprises, Inc. in Denver, or the director, Human Resource Services – PCL Constructors Inc. in Edmonton. You may also use the PCL Ethics Hotline or email service. At all times any of the company presidents, general counsel, chief financial officer and the chief executive officer are also available to you. You may be requested to submit your allegations in writing. Any such reports will be kept confidential to the extent possible, consistent with the need to conduct a thorough investigation and, with the legal obligations of PCL companies to voluntarily disclose information to the U.S. Government regarding ethics violations and to fully cooperate with U.S. Government investigations and audits.

Click here for the Unethical Act Complaint Report form Click here for the PCL Ethics Hotline poster

d. How will your complaint be handled?

All complaints will be investigated with care and discretion. The person to whom a report is made must forward that report to the appropriate group president and the appropriate director, Human Resources. If the report relates to activity of a group president, then the report must be forwarded to the chief executive officer. If the report relates to a director, Human Resources, then the report must be forwarded to the general counsel. The persons to whom the report is forwarded must determine the process for investigation, resolution and/or disciplinary action. They must also provide a report

on an annual basis to the Audit Committee of the

Board of Directors of PCL Employees Holdings Ltd.,

with details of each complaint, the investigation

undertaken, the resolution of that investigation and

the disciplinary action, if any.

e. If you make a complaint, what protection

do you have from retaliation?

No one may retaliate or discriminate against

any person who has submitted a good faith

complaint. Specifically, no one may discharge,

demote, suspend, threaten,

harass, or in any manner

discriminate or retaliate

against a complainant or other person who provides

information in good faith in the course of an

investigation.

If you feel that you have experienced retaliation

as a result of making a complaint or providing

information, you should report such incidents to

your supervisor, other management personnel or the

director, Human Resources, in Canada or the U.S., as

appropriate. Many state and provincial jurisdictions

also provide legal protection for individuals bringing

forth complaints or providing information to

investigators.

Violations of this policy will be investigated and

individuals who have been found to retaliate or

discriminate will be disciplined up to and including

termination of employment. Similarly, individuals

who are found to have intentionally made false

and malicious claims may be subject to

disciplinary action.

NO RETALIATION OR

DISCRIMINATION

Code of Conduct

family of companies

Cooperate in Ethics Investigations

You must cooperate in ethics investigations. Failing to cooperate, or providing false information will result in disciplinary action up to and including termination of employment.

20

Code of Conduct

family of companies

PCL family of companies

Code of Conduct

Receipt and Acknowledgment Form

I acknowledge that I have received, read and will comply with the Code of Conduct as it may be amended from time to time. I also acknowledge that I will read and comply with all policies referenced in this code, as they may be amended from time to time, to the extent that they apply to my employment activities.

Signature Print Name Employer Location Date

PCL family of companies

Our operations are carried out through a number of independent companies which operate in a variety of construction markets and geographic areas.

.aspiring to be the most respected builder, renowned for: • excellence • leadership • unsurpassed value

Watch us build at PCL.com

April 6, 2010

Like stones thrown into a pool of water, the choices we make create ripples that impact others